Mail Stop 3233

                                                          February 25, 2019

Via E-mail
R. Steven Hamner
Chief Financial Officer
Medical Properties Trust, Inc.
MPT Operating Partnership, L.P.
1000 Urban Center Drive
Suite 501
Birmingham, AL 35242

        Re: Medical Properties Trust, Inc.
            MPT Operating Partnership, L.P.
            Form 10-K for the Fiscal Year Ended December 31, 2017
            Filed March 1, 2018
            File No. 001-32559 and 333-177186

 Dear Mr. Hamner:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Jennifer Monick

                                                          Jennifer Monick
                                                          Assistant Chief
Accountant
                                                          Office of Real Estate
&
                                                          Commodities